Exhibit 10.1

IN THE CIRCUIT COURT OF THE ELEVENTH JUDICIAL CIRCUIT IN AND FOR

MIAMI-DADE COUNTY, FLORIDA

CASE NO. : 2018-027150-CA-01

SPECTRUM INTELLIGENCE

COMMUNICATIONS AGENCY, LLC,

Plaintiff/Judgment Creditor,

vs.

LIMECOM, INC.,

Defendant/Judgment Debtor.

___________________________________/

CONFIDENTIAL CONDITIONAL SATISFACTION AGREEMENT

This Conditional Satisfaction Agreement (“Satisfaction Agreement”) is made as of February 24, 2026 (Effective Date), by and between SPECTRUM INTELLIGENCE COMMUNICATIONS AGENCY, LLC (“Spectrum” / “SIC”) and CUENTAS, INC. (“Cuentas”). Spectrum and Cuentas are referred to collectively as the “Parties.”

WHEREAS, Spectrum obtained a judgment against Cuentas in the above styled action (the “Action”);

WHEREAS, enforcement proceedings including garnishment have been initiated;

WHEREAS, the Parties desire to resolve enforcement of the Judgment on a strictly conditional basis under the terms set forth herein, without waiver absent full performance;

NOW, THEREFORE, in consideration of the mutual covenants below, the Parties agree as follows:

1. The above recitals are true and correct and adopted herein by reference.

2. The Parties acknowledge, solely as contextual background and without limitation on liability, that Cuentas was named in the Action based on its relationships and dealings with Limecom. Cuentas acknowledges it is subject to the Judgment and garnishment and enters this Satisfaction Agreement solely to compromise disputed enforcement issues and avoid further collection activity. All rights of recovery, contribution, or indemnification among or against third parties, including Limecom, are expressly reserved.

3. Satisfaction Amount

Judgment has been entered against Cuentas in the principal amount of $513,872.00, together with post-judgment interest at six percent (6%) per annum from June 9, 2018 (the “Judgment”). As of January 21, 2026, the estimated Judgment balance is $748,957.88 (the “Judgment Amount”). Notwithstanding the foregoing, Spectrum agrees to accept Six Hundred Fifty Thousand Dollars ($650,000) (the “Satisfaction Amount”) as full satisfaction of the Judgment, strictly conditioned upon complete and timely performance of all obligations set forth in this Satisfaction Agreement. Until full performance occurs, the Judgment remains valid and enforceable. No payment, share issuance, or partial performance constitutes partial satisfaction.

4. Equity Component

An amount equal to Three Hundred Thousand Dollars ($300,000) of the Satisfaction Amount shall constitute a conditional equity credit (the “Equity Component”). In partial satisfaction of the Satisfaction Amount, and subject strictly to the conditions set forth in this Section, Cuentas shall, within five (5) business days following the Effective Date of this Satisfaction Agreement, issue to Spectrum or its designated assignee Six Hundred Thousand (600,000) shares of common stock of Cuentas, Inc., calculated at a provisional valuation price of Fifty Cents ($0.50) per share, representing a provisional aggregate value of Three Hundred Thousand Dollars ($300,000). Any nominal rounding difference between the provisional share value and the Equity Component shall be reconciled through a cash adjustment and shall not affect the validity or enforceability of this Satisfaction Agreement.

The Shares shall be credited toward the Satisfaction Amount only if and to the extent that they achieve an effective value of One Dollar ($1.00) per share, measured by the volume-weighted average closing price (VWAP) of Cuentas’ common stock over any period of ten (10) consecutive trading days occurring within one hundred and eighty (180) days after the date of issuance (the “Measurement Period”). The Measurement Period shall be tolled during any period in which the Shares are not registered and freely tradable pursuant to an effective Form S-1 registration statement covering their resale.

If such $1.00 VWAP benchmark is achieved during the Measurement Period, equity credit shall accrue only to the extent Spectrum has had a commercially reasonable opportunity to sell Shares at or above such benchmark price in accordance with the permitted monthly resale limitation of One Hundred Thousand (100,000) Shares per thirty (30) day period under the Leak-Out Agreement. No equity credit shall be deemed earned or applied to the Satisfaction Amount for any Shares that Spectrum was not permitted to sell due to such monthly resale limitation or other contractual restrictions.

Accordingly, the Equity Component shall not be deemed satisfied unless and until Spectrum has been permitted to sell Shares sufficient to realize proceeds of Three Hundred Thousand Dollars ($300,000) at or above the $1.00 benchmark price, subject to the applicable monthly sale limitation.

If the Shares fail to achieve the $1.00 VWAP benchmark during the Measurement Period, or if the benchmark is achieved but Spectrum is unable, within the Measurement Period and consistent with the monthly resale limitation, to realize the full Equity Component at or above the benchmark price, the amount of equity credit shall be reduced proportionally based on the highest VWAP achieved during the Measurement Period, and any resulting shortfall between the Equity Component and the realized credit amount shall automatically convert into a cash payment obligation owed by Cuentas. Such cash shortfall amount shall become due and at the expiration of the Outside Date (as defined in Section 5), without the necessity of notice, demand, or further action by Spectrum.

For the avoidance of doubt, the Equity Component shall be deemed satisfied only to the extent Spectrum has actually realized net proceeds equal to $300,000 through permitted sales during the Measurement Period.

As a material condition to the Equity Component and the ability of the Shares to be credited toward the Satisfaction Amount, Cuentas shall cause the Shares to be included for resale registration in its pending or next-filed Form S-1 registration statement and shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable. Upon effectiveness, the Shares shall be freely tradable by Spectrum, subject only to the monthly resale limitations set forth in the Leak-Out Agreement. If the Shares are not registered and freely tradable (other than pursuant to the Leak-Out Agreement), no equity credit shall be deemed earned or applied toward the Satisfaction Amount during any period in which such registration or tradable status is not in effect.

Any appreciation or market value of the Shares in excess of One Dollar ($1.00) per share shall belong solely and exclusively to Spectrum and shall not reduce, offset, or otherwise affect the Satisfaction Amount or any cash payment obligations under this Satisfaction Agreement. Under no circumstances shall the issuance, valuation, or market performance of the Shares operate to reduce the Satisfaction Amount except through the specific conditional credit mechanism expressly set forth in this Section.

Failure by Cuentas to timely issue the Shares, failure to satisfy the valuation benchmark together with any required cash true-up payment, or any manipulation, impairment, or bad-faith attempt to evade the valuation mechanics described herein shall constitute an Event of Default under this Satisfaction Agreement.

5. Cash Payment Component

Cuentas shall pay to Spectrum the sum of Three Hundred Fifty Thousand Dollars ($350,000) in cash (the “Base Cash Amount”) as a mandatory component of the Satisfaction Amount. The Base Cash Amount constitutes a minimum cash payment obligation and shall not be reduced, offset, credited, or otherwise satisfied by the issuance, valuation, or performance of any shares issued under this Satisfaction Agreement. The Base Cash Amount shall be paid in full no later than the earlier of (i) ninety (90) days following the effectiveness of Cuentas, Inc.’s pending Form S-1 registration statement, or (ii) one hundred eighty (180) days following the Effective Date of this Satisfaction Agreement (the “Outside Date”). Any delay, amendment, suspension, or abandonment of the S-1 registration process shall not extend the Outside Date.

Cuentas shall use commercially reasonable efforts to prepare, file, and cause to become effective a Form S-1 registration statement registering the resale of the Shares as promptly as practicable. Without limiting the foregoing, Cuentas must file such Form S-1 within sixty (60) days following the Effective Date and shall respond to any SEC comments in a timely and diligent manner. Failure of which, (including the failure to use of commercially reasonable efforts) shall constitute a material breach of this Satisfaction Agreement.

In addition to the Base Cash Amount, Cuentas shall timely pay any additional cash amounts that become due as a result of an equity shortfall under the Equity Component provisions of this Satisfaction Agreement. Any such shortfall amount shall be due consistent with this subsection’s Outside Date. All payments required under this Satisfaction Agreement shall be made by wire transfer or other immediately available funds to an account designated in writing by Spectrum or its counsel.

All payments shall be made without setoff, counterclaim, deduction, or withholding of any kind. Partial payments shall not constitute satisfaction of any portion of the Judgment or the Satisfaction Amount unless and until full performance of all obligations under this Satisfaction Agreement has occurred. Failure to timely pay the Base Cash Amount, any equity shortfall payment, or any other required cash amount when due shall constitute an Event of Default under this Satisfaction Agreement.

6. Default

Each of the following non -exclusive events shall constitute an Event of Default under this Satisfaction Agreement: failure to timely issue the Shares required under the Equity Component provisions; failure of the Shares to satisfy the valuation benchmark together with full and timely payment of any resulting cash true-up obligation; failure to timely pay the Base Cash Amount or any other cash payment required under this Satisfaction Agreement; failure to perform or comply with any material covenant or obligation contained herein; any act or omission intended to delay, impair, manipulate, evade, or frustrate performance of the equity valuation or payment mechanics; or any representation or statement made by any of the parties in connection with this Satisfaction Agreement that proves to have been materially false or misleading when made.

Upon the occurrence of an Event of Default, this Satisfaction Agreement shall be deemed null and void ab initio, any conditional forbearance granted by Spectrum shall immediately terminate, and Spectrum shall be entitled to resume and pursue all available enforcement rights and remedies with respect to the Judgment without further notice, demand, hearing, or court order. Such enforcement rights include, without limitation, reinstatement or continuation of garnishment, levy, execution, and any other lawful collection procedures. Cuentas expressly agrees that no additional notice of default or opportunity to cure shall be required unless Spectrum elects to provide one in its sole discretion.

Cuentas knowingly and expressly waives any defenses to enforcement arising from or related to this Satisfaction Agreement or any partial performance hereunder, including but not limited to defenses based on partial payment, substantial performance, accord and satisfaction, waiver, estoppel, or laches. The exercise of any remedy by Spectrum shall not constitute an election of remedies and shall not preclude the exercise of any other remedies available at law or in equity. The default, enforcement, waiver, and remedy provisions of this Satisfaction Agreement shall survive any termination or nullification of this Satisfaction Agreement.

7. Conditional Forbearance of Enforcement

So long as Cuentas is not in default and is timely performing each obligation under this Satisfaction Agreement, Spectrum agrees to conditionally forbear from pursuing additional affirmative enforcement actions on the Judgment, including initiation of new garnishments, levies, discovery in aid of execution, or other executions. Any enforcement proceedings already in place may, at Spectrum’s election, be held in abeyance during such period of performance. This conditional forbearance is temporary and contingent and shall not constitute a waiver, release, satisfaction, or discharge of the Judgment or any enforcement right.

Upon the occurrence of any Event of Default, such forbearance shall automatically terminate without the need for further notice, demand, or court order, and Spectrum shall be immediately entitled to resume or initiate any and all enforcement remedies available under the Judgment and applicable law. Cuentas expressly agrees that no additional cure period or warning shall be required unless Spectrum elects to provide one in its sole discretion.

8. Representations

The Parties represent and warrant that it has full corporate power and authority to enter into and perform this Satisfaction Agreement and that the execution and performance of this Satisfaction Agreement have been duly authorized by all necessary corporate action. The Parties further represent that this Satisfaction Agreement constitutes a valid and binding obligation enforceable in accordance with its terms and does not violate any other agreement, court order, financing arrangement, or legal restriction applicable to the Parties.

Cuentas represents and warrants that the shares required to be issued under this Satisfaction Agreement are duly authorized, validly issuable, and not subject to any undisclosed lien, lock-up, voting restriction, or contractual limitation that would prevent or materially impair their issuance or transfer to Spectrum or its designated assignee. Cuentas further represents that it will not take any action intended to manipulate, distort, or artificially affect trading price, volume, or market activity for purposes of avoiding the valuation benchmarks set forth in this Satisfaction Agreement.

Spectrum represents that it has authority to enter into this Satisfaction Agreement and to compromise enforcement of the Judgment on the conditional basis set forth herein. Spectrum makes no representation regarding future market performance of Cuentas’ stock and expressly disclaims any investment, valuation, or market-related representation.

Each Party represents that it has had the opportunity to consult with counsel of its choosing regarding this Satisfaction Agreement and that it enters into this Satisfaction Agreement voluntarily and without reliance on any statement not expressly contained herein.

9. Confidentiality

The terms and existence of this Satisfaction Agreement shall be treated as confidential and shall not be disclosed by any Party, except to such Party’s required SEC filings, attorneys, accountants, auditors, insurers, lenders, investors, and professional advisors who have a need to know, or as required by law, court order, regulatory requirement, or securities reporting obligation. Notwithstanding the foregoing, this Satisfaction Agreement may be disclosed and relied upon in any proceeding between the Parties for purposes of enforcing its terms, establishing an Event of Default, reinstating or continuing enforcement of the Judgment, seeking attorneys’ fees or costs, or obtaining court approval or enforcement relief. Any permitted disclosure may include filing this Satisfaction Agreement with a court under seal where available.

10. Attorneys’ Fees and Costs

In the event of any dispute, motion, or proceeding arising out of or relating to this Satisfaction Agreement, the Judgment, or the enforcement of either, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection therewith, including without limitation fees and costs incurred in enforcement, collection, default proceedings, appellate proceedings, and post-judgment remedies. For purposes of this Satisfaction Agreement, enforcement efforts following an Event of Default shall be deemed an action to enforce this Satisfaction Agreement and the Judgment. The Parties agree that this fee provision is a material term of this Satisfaction Agreement and shall survive full performance, termination, or default.

11. Governing Law

This Satisfaction Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict-of-laws principles. The Parties agree that any action or proceeding arising out of or relating to this Satisfaction Agreement, the Judgment, or enforcement of either shall be brought exclusively in the court that entered the Judgment, and the Parties consent to the continuing jurisdiction of that court for all purposes of interpretation, enforcement, and implementation of this Satisfaction Agreement. Each Party waives any objection based on venue, forum non conveniens, or lack of personal jurisdiction with respect to such proceedings. The Parties agree that the court entering the Judgment may retain jurisdiction to enforce the terms of this Satisfaction Agreement upon motion by either Party.

12. Entire Agreement and Notices

This Satisfaction Agreement constitutes the entire agreement between the Parties concerning satisfaction and enforcement of the Judgment and supersedes all prior or contemporaneous negotiations, discussions, correspondence, proposals, and understandings relating to its subject matter. No amendment, modification, waiver, or supplement of this Satisfaction Agreement shall be effective unless it is in writing and signed by authorized representatives of both Parties. No oral statements or prior written communications shall have any force or effect to modify the terms of this Satisfaction Agreement. Any waiver of any provision shall be effective only as to the specific instance and purpose stated and shall not be deemed a continuing or general waiver.

Any notices required by this Satisfaction Agreement shall be sent electronically as follows:

If to Cuentas to: Shalom Arik Maimon - arik@cuentas.com , with a copy to Martin Hoffenden, Esq. - martin@hoffendenlegal.com

If to Spectrum to: Amiel Aviman - amiel@avimanconsulting.com, , with a copy to Roniel Rodriguez, Esq. - Ron@judgmentsmia.com and Humberto Rubio, Jr., Esq., hrubio@rubiolegal.com

13. Leak-Out Agreement

As a material condition to the issuance of the Shares and the conditional equity credit contemplated by this Satisfaction Agreement, Spectrum (and any permitted transferee or assignee receiving the Shares) shall execute, contemporaneously with this Satisfaction Agreement or no later than the date the Shares are issued, a separate leak-out agreement in form and substance reasonably acceptable to both Cuentas and Spectrum (the “Leak-Out Agreement”), providing for staged and limited resales of the Shares over period of six (6) months from the date the pending or next-filed Form S-1 registration statement are effective, (“leak-out period). The Leak-Out Agreement must contain the following material provision, failure of which, Spectrum is not required to enter into such an agreement: During the leak-out period, Spectrum shall be permitted to sell up to One Hundred Thousand (100,000) Shares during each thirty (30) day period. Prior to effecting any such monthly sale, Spectrum shall provide written notice to Cuentas identifying the number of Shares it intends to sell during that monthly period (the “Offered Shares”). Cuentas shall have the option, but not the obligation, to purchase all or any portion of such Offered Shares at a cash purchase price per share equal to (i) One Dollar and Fifty Cents ($1.50) per Share with respect to the first Three Hundred Thousand (300,000) Shares issued under this Agreement, and (ii) Two Dollars and Fifty Cents ($2.50) per Share with respect to the remaining Three Hundred Thousand (300,000) Shares. Any such purchase must be completed in cash by wire transfer of immediately available funds within seven (7) days of receipt of such notice. If Cuentas does not timely elect and complete such purchase, Spectrum shall be free to sell the Offered Shares in the open market during that monthly period in accordance with the Leak-Out Agreement. Upon expiration of the Leak-Out Period, Spectrum shall be free to sell, transfer, or otherwise dispose of any remaining Shares without further volume limitation or restriction under the Leak-Out Agreement, subject only to applicable securities laws.

14. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision shall be ineffective to the extent of such prohibition or invalidity, it shall be interpreted without invalidating the remainder of such provision of this Agreement.

15. Any controversy regarding the construction of this Agreement shall be decided neutrally, in light of its conciliatory purpose, and without regard to the events of authorship or negotiation. Each party had the opportunity to and did in fact review this agreement with their respective counsel.

16. The parties further declare and represent that no promise, inducement or agreement not expressed in this Agreement has been made.

Signed on the date first written above (Effective Date).

Witnesses:	CUENTAS INC.

/s/ Shalom Arik Maimon
Name:	Name:	Shalom Arik Maimon
Address:	As:	CEO

Witnesses:

Name:
Address:

Witnesses:	SPECTRUM INTELLIGENCE COMMUNICATIONS AGENCY, LLC

Name:	Name:	Amiel D. Aviman
Address:	As:	CEO

Witnesses:

Name:
Address: